UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

2006 Executive Incentive Plan. The Federal Home Loan Bank of New York’s ("Bank") 2006 Incentive Compensation Plan ("Plan") was approved on March 16, 2006, by the Bank’s Compensation and Human Resources Committee ("Committee") of the Board of Directors.

The objective of the Bank’s 2006 Plan is to motivate employees to take actions that support the Bank’s strategies and lead to the attainment of the Bank’s business plan and fulfillment of its mission.

The Plan is intended to accomplish this objective by:

• Linking annual cash pay-out award opportunities to Bank performance measured by the Bank's "Dividend Capacity From Income", "Enterprise Risk Management " and "Targeted Housing and Community Development" goals as well as utilizing individual, department and group performance measures for certain employees where appropriate and applicable;

• Establishing the goal setting process as an effective reward system so that employee monetary interests are related to and dependent upon Bank performance; and

• Retaining top performing employees by affording them the opportunity to share in the Bank's enhanced performance

Employees eligible to participate in the Plan include the Bank President and all salaried exempt employees.

Awards under the Plan are based upon the Bank’s performance measured by the Bank's "Dividend Capacity From Income", "Enterprise Risk Management" and "Targeted Housing and Community Development" goals as well as utilizing individual, department and group performance measures for certain employees where appropriate and applicable.

The Bankwide performance goals specify performance levels as well as the achievement levels required to receive incentive award amounts. Threshold performance goal(s) are the minimum performance that results in the lowest compensation award. Target performance goal(s) are designed to be attainable, but not without significant effort. Maximum performance goal(s) are established as goal(s) representing a "reach" for the Bank and/or the group or individual as applicable.

Under the Plan, eligible employees will be assigned an incentive award opportunity expressed as a percentage of the employee’s base salary. With respect to the Bank’s President and the other ‘named executive officers’ of the Bank (as established in Amendment No. 1 to the Bank’s Form 10 filed on August 29, 2005), such awards are assigned in accordance with Table 1, attached hereto.

The Plan is administered by the President, subject to any requirements for review and approval by the Committee that the Committee may establish. In all areas not specifically reserved by the Committee for its review and approval, decisions of the President or his designee concerning the Plan shall be binding on the Bank and on all Participants.

While the President has the full power and authority to interpret and administer the Plan, he will also have the following specific rights and duties:

1.To adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan.

2.To accept, modify or reject recommendations of the Managers to set final awards.

3.To interpret and rule on any questions pertaining to any provisions of the Plan.

4.To retain all such other powers as may be necessary to discharge the duties and responsibilities herein.

The Committee reserves the right to amend, modify or terminate the Plan at any time and for any reason. All amendments to the Plan shall be made in writing and shall be effective when approved by the Committee. Notwithstanding the foregoing, amendments affecting the President shall be approved by the Board.

2006 Board of Directors’ Compensation. On January 19, 2006, the Bank’s Board of Directors approved the 2006 Directors’ Compensation Policy ("Policy") in accordance with Federal Housing Finance Board regulations. Under the Policy, fees are paid for attendance at Board meetings as set forth in Table 2, attached hereto.

Directors are subject to statutory and regulatory caps on annual compensation. Fees earned above these caps, which are set forth in Table 3, attached hereto, cannot be paid to the director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

March 22, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Table 1
2	Table 2
3	Table 3